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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-32183 and Forms S-8 No. 333-06867 and No. 333-06869) of Equity
Residential Properties Trust and the related Prospectuses of our report dated November 12, 1997, with respect to the combined Statement of Revenue and Certain Expenses of the CAPREIT Acquired and Probable Properties for the year ended December 31, 1996 included in the Current Report of Equity Residential Properties Trust on Form 8-K, as amended by Form 8-K/A, dated October 9, 1997.




                                   Ernst & Young LLP

Chicago, Illinois
November 12, 1997